Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Yoshiharu Global Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock	457(c)	3,005,600	$11.07	$33,271,992.00	$0.0001531	$5,093.94
	Total Offering Amounts					$33,271,992.00
	Total Fees Previously Paid
	Net Fee Due							$5,093.94

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Yoshiharu Global Co. (the “Company”) that may become issuable upon any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Company’s common stock on April 25, 2025.